Exhibit 10.25

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 24, 2013 (the “Effective Date”), by and between Kapalua Bay, LLC (“KBLLC”), The Ritz-Carlton Management Company, L.L.C. (“RCMC”), The Ritz-Carlton Development Company, Inc. (“RCDC”), MH Kapalua Venture, LLC (“MHKV”), Maui Land & Pineapple Company, Inc. (“MLP”), Exclusive Resorts, Inc. (“ER”) (KBLLC, RCMC, RCDC, MHKV, MLP, and ER are collectively referred to herein as “Original Project Parties”), Maui Holdings JV LLC (“Maui JV”), Lantern Asset Management, LLC (“Lantern”), Island Investors, LLC (“Island”), Island Acquisitions Kapalua, LLC (“IAK”), and Lehman Brothers Holdings, Inc. (“Lehman”), (Maui JV, Lantern, Island, IAK, and Lehman are collectively referred to herein as “New Project Parties”). The above-listed entities are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to resolve numerous disputes and issues related to the Amended and Restated Construction Loan Agreement dated as of February 11, 2009 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) and the Loan Documents (as defined in the Loan Agreement) and the Project which the Loan Documents define and concern, including issues and disputes concerning (i) the loan made to KBLLC pursuant to the Loan Agreement; (ii) the physical condition of the Project; and (iii) the operation of the Project;

WHEREAS, the Parties believe that it would be in their mutual best interests to avoid the costs and uncertainties of litigation regarding the above-stated disputes and issues and to finally settle such disputes and issues on the terms and conditions set forth herein; and

WHEREAS, this Agreement is being entered into contemporaneously with settlement agreements involving certain other entities associated with the Project (collectively, the “Related Settlements”), including (i) RCMC and the Kapalua Bay Vacation Owners Association, Inc. (“VOA”), (ii) RCMC and the Association of Apartment Owners of Kapalua Bay Condominium (“AOAO”), (iii) the AOAO, the VOA and IAK, and (iv) IAK and MLP.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by reference, the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions.

1.1                   Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

1.2                   “Escrow Agent” means the Hawaii office of Old Republic Title & Escrow of Hawaii whose mailing address is: 4211 Waialae Avenue, #8040, Honolulu, Hawai’i 96816.

1.3                   “AOAO Settlement Agreement” means the Settlement and Release Agreement between the AOAO and RCMC dated October 24, 2013 and attached hereto as Exhibit “B”.

1.4                   “VOA Settlement Agreement” means the Settlement and Release Agreement between the VOA and RCMC dated October 24, 2013 and attached hereto as Exhibit “C”.

1.5                   “VOA Minimum Release Condition” means the condition precedent set forth in the VOA Settlement Agreement that the Escrow Agent receive Release Agreements (as defined therein) from Fractional Interest Owners (as defined therein) representing seventy (70) or more Fractional Interests (as defined therein) within the Escrow Period (as defined therein).

1.6                   “Affiliates” means, with respect to any Party, all parent companies, subsidiaries, affiliates, sister companies, and agents of, and all other companies and entities under common ownership or control with, such Party, as well as the respective current and past officers, directors, shareholders, owners, members, employees, consultants, representatives, agents, attorneys, successors and assigns of all of the foregoing, including, for the avoidance of doubt, each person or entity listed on Exhibit “A” hereto.

1.7                   “Court” means the United States Bankruptcy Court for the Southern District of New York.

1.8                   “Lehman Bankruptcy Case” means the case styled In re Lehman Brothers Holdings, Inc., et al., Case No. 08-13555 (JMP), pending before the Court.

1.9                   “Release Effective Date” means such date, if any, upon which the conditions stated in Section 3.2(i) have been satisfied.

1.10            “Settlement Documents” means this Agreement, together with all exhibits hereto.

1.11            “Terminated Notes” means the original Promissory Notes executed by KBLLC in connection with the Loan Agreement, each of which shall be marked “Cancelled/Satisfied” in accordance with Section 10 of this Agreement.

2.                                      Escrow.

Within five (5) days of the Effective Date, the Parties shall establish an escrow account with the Escrow Agent.

3.                                      Deposit of Settlement Documents and Terminated Notes with Escrow Agent and Release From Escrow.

3.1.                            Simultaneously with the Parties establishing an escrow account with the Escrow Agent, (i) the Parties shall execute and deposit with Escrow Agent executed counterparts of the Settlement Documents, (ii) MLP, RCMC and ER shall deposit their respective portions of the

Deferred Maintenance Payment (defined below) with Escrow Agent in accordance with Section 4 below; and (iii) Lantern shall deposit with Escrow Agent the Terminated Notes in accordance with Section 10 below together with the instructions described in Section 10 below.

3.2.                            Escrow Agent shall hold the executed counterparts of the Settlement Documents, the Deferred Maintenance Payment and the Terminated Notes in escrow, subject to Sections 3.3 and 3.4 below and in accordance with the terms of that certain escrow direction letter of even date herewith executed by the Parties, the parties to the Related Settlements and Escrow Agent (the “Escrow Direction Letter”), until the earlier of the date on which:

(i)                                     the VOA Minimum Release Condition has been satisfied (or waived by RCMC in accordance with the VOA Settlement Agreement), or

(ii)                                  the Escrow Period (as defined in the VOA Settlement Agreement) has expired.

3.3.                            Upon the satisfaction of the conditions stated in Section 3.2(i) above prior to the expiration of the Escrow Period, the Escrow Agent shall deliver in accordance with the Escrow Direction Letter (i) fully-executed originals of the Settlement Documents to all Parties thereto, (ii) the Deferred Maintenance Payment to the AOAO, and (iii) the Terminated Notes to KBLLC.

3.4.                            If the conditions stated in Section 3.2(i) fail to occur prior to the expiration of the Escrow Period, the Escrow Agent shall return in accordance with the Escrow Direction Letter the Terminated Notes, Deferred Maintenance Payment and original counterparts of the Settlement Documents to the Parties delivering the same, and this Agreement shall be null and void and the Release Effective Date shall not occur.

3.5                               Each of the Parties hereby covenants and agrees that during the pendency of the Escrow Period, neither it nor any of its Affiliates will pursue or cooperate in any other person’s pursuit of any claims, causes of action, demands or suits of any kind, whether in law or equity, against any other Party or such other Party’s Affiliates that is not pending as of the Effective Date; provided, however, that nothing in this Section 3.5 shall prohibit any of the Parties or their Affiliates from defending or cooperating in the defense of any such claims, causes of action, demands or suits.

4.                                      Funding of Deferred Maintenance at Project.   Simultaneously with establishing an escrow account with Escrow Agent, MLP, RCMC and ER shall deposit with the Escrow Agent their respective portions of a $3,855,000 payment (the “Deferred Maintenance Payment”) to be used by the AOAO for deferred maintenance at the Project as set forth below:

4.1                               MLP shall deliver to the Escrow Agent Two Million Four Hundred Thousand Dollars ($2,400,000);

4.2                               ER shall deliver to the Escrow Agent Nine Hundred Thousand Dollars ($900,000); and

4.3                               RCMC shall deliver to the Escrow Agent Five Hundred Fifty-Five Thousand Dollars ($555,000).

5.                                      MLP/IAK Settlement.   To facilitate a settlement of matters surrounding the Project, MLP and the New Project Parties have agreed to the settlement terms attached hereto as Exhibit “D” (“MLP/IAK Settlement”).  The definitive documents memorializing the MLP/IAK Settlement shall be delivered to the Escrow Agent simultaneously with the execution of this Agreement and shall be subject to the Escrow Direction Letter.

6.                                      Cooperation on Litigation Matters.   The Parties shall make all reasonable efforts to cooperate in the resolution of any litigation surrounding the Project, which currently includes the following:

a.                                      Lawsuit styled, Earl C. Charles and Patricia A. Charles in their individual capacities and as co-trustees of the Earl C. Charles and Patricia A. Charles Revocable Living Trust dated December 12, 1990, et al. v. Kapalua Bay, LLC, et al., pending in the Circuit Court of the Second Circuit for the State of Hawaii, Case Number 13-1-0640(2);

b.                                      Lawsuit styled, Virendra Nath, et al. v. Kapalua Bay LLC, et al., pending in the Circuit Court of the Second Circuit for the State of Hawaii, Case Number 11-1-0216(3);

c.                                       Lawsuit styled, Krishna Narayan, et al. v. Marriott International, Inc., et al., pending in the Circuit Court of the Second Circuit for the State of Hawaii, Case Number 12-1-0586(3);

d.                                      Lawsuit styled, Michael Jacob Rosenbaum v. Kapalua Bay LLC, et al., pending in the Circuit Court of the Second Circuit for the State of Hawaii, Case Number 10-1-0435(1);

e.                                       Lawsuit styled, Michael Afremov and Lorie Afremov v. Kapalua Bay LLC, et al., pending in the Circuit Court of the Second Circuit for the State of Hawaii, Case Number 09-1-0979(1); and

f.                                        Complaint in intervention filed by Plaintiff-Intervenors Michael Afremov and Lorie Afremov in the Lawsuit styled, Lantern Asset Management, LLC, in its capacity as agent for Island Investors LLC, Lehman Brothers Holdings Inc. and MH Kapalua Venture, LLC v. Kapalua Bay, LLC, et al., pending in the Circuit Court of the First Circuit for the State of Hawaii, Case Number 12-1-1649-06.

7.                                      Consent to Insurance Refund.   All Parties hereto consent to RCMC funding, or causing to be funded (concurrently with the Escrow Agent’s delivery of the Deferred Maintenance Payment to the AOAO), Four Hundred Seventy-Five Thousand One Hundred Twenty-Seven and 28/100 Dollars ($475,127.28) to the AOAO (the “Insurance Refund”).  The Insurance Refund represents that portion of the insurance premium paid by the AOAO in 2012 that is currently refundable to the AOAO due to early termination of the coverage. All Parties hereto hereby waive and release any claims and causes of action they may have with regard to the Insurance Refund.

8.                                      Court Approval.  Lehman represents that no approval of the Court in the Lehman Bankruptcy Case will be required for Lehman to enter into this Agreement or take all actions reasonably necessary to execute upon the terms of this Agreement and the Related Settlements to which Lehman is a party.

9.                                      Mutual Releases.

9.1.                            Effective upon the Release Effective Date, each of the Original Project Parties, for itself and on behalf of its respective Affiliates, hereby forever remises, releases, acquits, satisfies, and forever discharges the New Project Parties and their respective Affiliates (collectively, the “New Project Party Released Parties”), and shall be deemed to have remised, released, acquitted, satisfied, and forever discharged the New Project Party Released Parties of and from all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, counterclaims and demands whatsoever, which the Original Project Parties and their Affiliates ever had or now have against the New Project Party Released Parties, or which any trustee, personal representative, successor, heir or assign of the Original Project Parties and their Affiliates hereafter can, shall or may have, by reason of any matter, cause or thing whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, contingent or non-contingent, liquidated or unliquidated, from the beginning of time to the Effective Date, in each case that arise from or out of the Project, the loan made to KBLLC pursuant to the Loan Agreement, or the Loan Documents, including, but not limited to, the Completion Guaranty, Recourse Guaranty, Make Whole Letter, and Environmental Indemnity, as each are defined in the Loan Agreement (collectively, “Original Project Party Released Claims”); and agree not to file or cause to be filed any legal action against any New Project Party Released Party relating to or arising from Original Project Party Released Claims.  Further, this paragraph shall not operate or be construed to operate as a release or discharge of any of the New Project Party Released Parties’ obligations under this Agreement or any of the Related Settlements, and does not contemplate any third-party beneficiaries except the New Project Party Released Parties.

9.2.                            Effective upon the Release Effective Date, each of the New Project Parties, for itself and on behalf of its respective Affiliates, hereby forever remises, releases, acquits, satisfies, and forever discharges the Original Project Parties and their respective Affiliates (collectively, the “Original Project Party Released Parties”), and shall be deemed to have remised, released, acquitted, satisfied, and forever discharged the Original Project Party Released Parties of and from all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, counterclaims and demands whatsoever, which the New Project Parties and their Affiliates ever had or now have against the Original Project Party Released Parties, or which any trustee, personal representative, successor, heir or assign of the New Project Parties and their Affiliates hereafter can, shall or may have, by reason of any matter, cause or thing whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, contingent or non-contingent, liquidated or unliquidated, from the beginning of time to the Effective Date, in each case that arise from or out of the Project, the loan made to KBLLC pursuant to the Loan Agreement, or the Loan Documents, including, but not limited to, the Completion Guaranty, Recourse Guaranty, Make Whole Letter, and Environmental Indemnity, as each are defined in the Loan Agreement (collectively, “New Project Party Released Claims”; and together with Original Project Party Released Claims, “Claims”); and agree not to file or cause to be filed any legal action against any Original Project Party Released Party relating to or arising from New Project Party Released Claims.  Further, this paragraph shall not operate or be construed to operate as a release or discharge of any of the Original Project Party Released Parties’ obligations under this Agreement or any of the Related Settlements, and does not contemplate any third-party beneficiaries except the Original Project Party Released Parties.

9.3                               WITH RESPECT TO ANY AND ALL CLAIMS, THE PARTIES AGREE THAT THEY EXPRESSLY WAIVE THE PROVISIONS, RIGHTS AND BENEFITS OF CALIFORNIA CIVIL CODE § 1542 AND ANY PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES OR PRINCIPLE OF COMMON LAW WHICH IS SIMILAR, COMPARABLE OR EQUIVALENT TO CALIFORNIA CIVIL CODE § 1542, WHICH PROVIDES:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

THE PARTIES ACKNOWLEDGE THAT THEY MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE THAT THEY NOW KNOW OR BELIEVE TO BE TRUE WITH RESPECT TO THE SUBJECT MATTER OF THE CLAIMS, BUT THE PARTIES SHALL EXPRESSLY HAVE FULLY, FINALLY AND FOREVER SETTLED, RELEASED AND DISCHARGED ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, CONTINGENT OR NON-CONTINGENT, WHETHER OR NOT CONCEALED OR HIDDEN, WHICH NOW EXIST, OR HERETOFORE HAVE EXISTED UPON ANY THEORY OF LAW OR EQUITY NOW EXISTING OR COMING INTO EXISTENCE IN THE FUTURE, INCLUDING, BUT NOT LIMITED TO, CONDUCT WHICH IS NEGLIGENT, RECKLESS, INTENTIONAL, WITH OR WITHOUT MALICE, OR A BREACH OF ANY DUTY, LAW OR RULE, WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS.

10.                               Termination of Loan Documents; Return of Original Promissory Notes.   On the Effective Date, Lantern shall instruct the Escrow Agent that, upon the occurrence of the Release Effective Date, Escrow Agent shall immediately: (i) mark the face of all Terminated Notes as “Cancelled/Satisfied”, and (ii) deliver such Terminated Notes to KBLLC.  Upon the Release Effective Date, the Loan Agreement and each of the Loan Documents, including, but not limited to, the Completion Guaranty, Recourse Guaranty, Make Whole Letter, and Environmental

Indemnity (as each are defined in the Loan Agreement), and any and all further rights, obligations and liabilities of the Parties thereunder, shall immediately terminate and be of no further force and effect.

11.                               No Admissions. This Agreement is the result of a settlement and compromise of disputed matters as set forth herein. Nothing contained herein nor the consummation of this Agreement is to be construed or deemed an admission of liability, culpability, negligence or wrongdoing on the part of the Parties hereto.  No Party hereto admits that the claims of the others are valid or more meritorious and each Party hereto agrees that the terms of this Agreement shall never be used, referred to or considered as an admission of liability of such claims.  The Parties hereto have entered into this Agreement with the intention to avoid protracted disputes, uncertainties, and litigation with their attendant inconveniences and expenses.

12.                               Independent Counsel; Voluntary Agreement. The Parties hereto each acknowledge they have: (i) been given the opportunity to consult with legal counsel and advisors of their own choosing in connection with the execution of this Agreement and have each taken advantage of such opportunity, (ii) carefully read and considered all terms and provisions of this Agreement and understand the substance and effect thereof, and (iii) entered into this Agreement freely and voluntarily and without any coercion or duress, economic or otherwise.

13.                               Agreement; Amendment.  This Agreement is a final and binding settlement of the matters described herein and supersedes any prior agreement or understanding, oral or written, pertaining to any matters described herein. No provision of this Agreement may be modified, waived, amended or added to, except by a writing signed by the Party or Parties against which the enforcement of such modification, waiver, amendment or addition is or may be sought. This Agreement is an integrated agreement except to the extent indicated to the contrary in this Agreement.

14.                               Attorneys’ Fees; Costs.  Each Party to this Agreement shall bear its own fees and costs (including, without limitation, attorneys’ fees) in connection with the settlement of the matters herein and the negotiation, execution and performance of this Agreement.

15.                               Right to Enforce. Each Party to this Agreement has the right to enforce the terms of this Agreement and the prevailing party in any such action is entitled to recover its reasonable and documented attorneys’ fees and costs.

16.                               Incorporation of Recitals, Exhibits. All recitals, exhibits and schedules attached hereto or referred to herein are incorporated in this Agreement as though fully set forth herein.

17.                               Assignment; Successors and Assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties. No such assignment shall be deemed to relieve the assigning Party from any liability or responsibility hereunder. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.

18.                               Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the state of New York.

19.                               Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration will be heard and determined by a single arbitrator in New York, New York. The arbitrator’s decision in any such arbitration will be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Without limiting the foregoing, the Parties agree that any such decision may be enforced in, and accordingly submitted to the nonexclusive jurisdiction and venue of, any court of competent jurisdiction.

20.                               Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

21.                               Waiver.  The waiver of any breach of any provision hereunder by any Party shall not be deemed to be a waiver of any preceding or subsequent breach hereunder. No failure or delay of any Party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

22.                               Time of Essence.  Time is of the essence in this Agreement as to all dates and time periods set forth herein.

23.                               Construction.                    Each Party to this Agreement acknowledges: (i) this Agreement and its reduction in final written form is the result of extensive good faith negotiations, (ii) the Parties and their respective representatives have carefully reviewed and examined this Agreement prior to execution by such Parties, (iii) any statutory rule of construction that ambiguities are to be construed against the drafting party shall not be employed in the interpretation of this Agreement. The terms and conditions of this Agreement have been negotiated at arm’s length among knowledgeable Parties, represented by experienced legal counsel. As a result, the rule of “interpretation against the draftsman” shall not apply in any dispute over the interpretation of the terms and conditions of this Agreement.

24.                               Authority to Execute Agreement. Each of the undersigned represents and warrants that he/she is duly authorized to bind the entity for which he/she is executing this Agreement and that the Party for whom such person is signing is the sole owner of any Claims it is releasing hereunder and has not assigned any such Claims.  The New Project Parties represent and warrant that they have collectively acquired and continue to own all of the Lenders’ interests under the Loan Agreement and other Loan Documents (except for the interest of MH Kapalua Venture, LLC), including, but not limited to, any claims of any nature by such Lenders against the Original Project Parties, and that they are duly authorized under the Loan Agreement and the other Loan Documents to enter into this Agreement.  Each Party separately acknowledges that the foregoing representations and warranties are an essential and material provision of this Agreement and shall survive execution of this Agreement.

25.                               No Third Party Beneficiaries.  Except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to confer on any third party any right or remedies hereunder, and no individual or entity not (i) a Party to this Agreement or (ii) an Affiliate shall be deemed to be a third party beneficiary of this Agreement.

26.                               Confidentiality. The Parties shall keep the terms and conditions of this Agreement confidential and shall not convey, disclose, communicate, inform and/or otherwise disseminate, orally or in writing, to any third party the terms and conditions of this Agreement without the prior written consent of the other Parties except: (i) made pursuant to court order or as required by law; (ii) made to a respective attorney, lender, insurance carrier, auditor, representative, director or employee of one of the Parties, provided that any such disclosure is made in the furtherance of a respective financial or business interest of such Party and is not part of a general publication or dissemination; (iii) by a Party to enforce the terms of this Agreement; or (iv) made to the parties of the Related Settlements, including the members of the VOA and the AOAO.  Notwithstanding the foregoing, the ultimate parent company of any Party may make such disclosures in one or more filings with the United States Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”) as are required to comply with applicable SEC or NYSE rules and regulations.  The Parties shall not issue any press release, media disclosure, flier, mailer, or other publication of any kind whatsoever intended for circulation among the general public (including, without limitation, other owners in the Project) with respect to any of the terms and conditions of this Agreement without the express written consent of the other Parties.  Lehman agrees that if Lehman is required to file this Agreement with the Court, it will seek to do so under seal on the basis of this Section 26.

27.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A transmission by one Party to another Party of an executed signature page of this Agreement by facsimile or in a pdf format by e-mail shall be deemed to constitute due execution and delivery of this Agreement by such Party. The Parties intend to be bound by the signatures on such facsimile and/or pdf document, are aware that the other Parties will rely on such signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

28.                               Illegality.  If any clause, provision, or paragraph of this Agreement shall, for any reason, be held illegal, invalid, or unenforceable, such illegality, invalidity, or enforceability shall not affect any other clause, provision, or paragraph of this Agreement, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable clause, paragraph, or other provision had not been contained herein, except if the release granted by any Party in this Agreement is deemed to be unenforceable, illegal, or invalid, then the release granted by such releasing Party herein shall be of no force and effect, and any monies or other consideration that may have been delivered to such releasing Party pursuant to this Agreement shall immediately be returned to the Party that provided such monies or other consideration.

29.                               Survival.  Each term, representation and warranty contained in this Agreement and the exhibits hereto shall survive execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

Kapalua Bay, LLC

By:	Kapalua Bay Holdings, LLC, its Member

By:	MLP KB Partner, LLC, its Managing Member

By:	Maui Land & Pineapple Company, Inc.

By:	/s/ Ryan Churchill
Name:	Ryan Churchill
Title:	President

By:	/s/ Tim T. Esaki
Name:	Tim T. Esaki
Title:	Chief Financial Officer

The Ritz-Carlton Management Company, LLC

By:	/s/ Craig Ouellette
Name:	/s/ Craig Ouellette
Title:	Senior Director, Asset Management

The Ritz-Carlton Development Company, Inc.

By:	/s/ John E. Geller
Name:	John E. Geller
Title:	Vice President

MH Kapalua Venture, LLC
By:	/s/ John E. Geller
Name:	John E. Geller
Title:	Vice President

Maui Land & Pineapple Company, Inc.

By:	/s/ Ryan Churchill
Name:	Ryan Churchill
Title:	President

By:	/s/ Tim T. Esaki
Name:	Tim T. Esaki
Title:	Chief Financial Officer

Exclusive Resorts, Inc.
By:	/s/ Sara Bayko
Name:	Sara Bayko
Title:	Senior Vice President and General Counsel

Maui Holdings JV LLC
By:	/s/ L. Andy Mitchell
Name:	L. Andy Mitchell
Title:	Authorized Signatory

Lantern Asset Management, LLC

By:	/s/ L. Andy Mitchell
Name:	L. Andy Mitchell
Title:	President

Island Investors, LLC

By:	/s/ L. Andy Mitchell
Name:	L. Andy Mitchell
Title:	Authorized Signatory

Island Acquisitions Kapalua, LLC

By:	/s/ L. Andy Mitchell
Name:	L. Andy Mitchell
Title:	Authorized Signatory

Lehman Brothers Holdings, Inc.

By:	/s/ Jonas Stiklorius
Name:	Jonas Stiklorius
Title:	Authorized Signatory